Exhibit 10.1
RENASANT CORPORATION
RENASANT BANK
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between Catherine Mealor (“Executive”) and Renasant Corporation, a Mississippi corporation (the “Company”), dated as of August 25, 2026.
1.Employment; Term:
1.Position. The Company shall employ and retain Executive as its Executive Vice President commencing October 5, 2026 (the “Start Date”) (which date may be adjusted if mutually agreed by the Company and Executive) and, commencing January 1, 2027, its Chief Financial Officer, or in such other capacity or capacities as shall be mutually agreed upon, from time to time, by Executive and the Company, and Executive agrees to be so employed, subject to the terms and conditions set forth herein. If for any reason Executive does not commence employment hereunder on the Start Date, this Agreement shall be null and void ab initio (other than the confidentiality provisions hereof).
Executive’s duties and responsibilities shall be those assigned to Executive, from time to time, by the Chief Financial Officer and, from and after January 1, 2027, by the Chief Executive Officer of the Company and shall include such duties as are the type and nature normally assigned to similar officers of a corporation of the size, type and stature of the Company. The parties agree that Executive shall also contemporaneously serve as the Senior Executive Vice President and, commencing January 1, 2027, the Chief Financial Officer of Renasant Bank, a Mississippi-chartered financial institution and the principal subsidiary of the Company (the “Bank”). From the Start Date until December 31, 2026, Executive shall report directly to the Chief Financial Officer of the Company; from and after January 1, 2027, Executive shall report directly to the Chief Executive Officer of the Company.
Executive shall primarily perform her employment duties at the Company’s offices in Atlanta, Georgia. Executive shall travel to Tupelo, Mississippi, at the times and with the frequency mutually agreed upon by Executive and the Company’s Chief Financial Officer and/or Chief Executive Officer, as applicable, from time to time.
2.Full Time and Attention. During the Employment Term (as defined below), Executive shall devote her full business time, attention and energies to the business of the Company and will not, without the prior written consent of the Company’s Chief Executive Officer, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activities are pursued for gain, profit or other pecuniary advantage. Notwithstanding the foregoing, Executive shall not be prevented from: (a) engaging in any civic or charitable activity for which Executive receives no compensation or other pecuniary advantage; (b) investing Executive’s personal assets in businesses which do not compete with the Company, provided that such investment is solely that of an investor; or (c) purchasing securities in any corporation whose securities are regularly traded on an established market, provided that such purchases will not result in Executive owning beneficially at any time 5% or more of the equity securities of any entity engaged in a business competitive with that of the Company or the Bank and Executive’s involvement is solely that of an investor.
3.Term; Renewal. Executive’s employment under this Agreement shall commence as of the Start Date and shall end on the second anniversary thereof (the “Initial Term”) unless earlier terminated in accordance with this Agreement or renewed as described in the proceeding sentence. At the end of the Initial Term and on each anniversary thereafter (each a “Renewal Date”), this Agreement shall be automatically extended for an additional one-year period, unless either party shall provide written notice to the other that this Agreement shall not be extended, such notice to be provided not less than 60 days prior to any Renewal Date or the expiration of the Initial Term, as the case may be (the Initial Term and the term of any renewal thereof referred to as Executive’s “Employment Term”).

2.Compensation and Benefits:
1.Base Compensation. The Company shall pay Executive an annual base salary (as it may be adjusted from time to time after the Start Date, the “Base Compensation”) of $600,000, which amount shall be prorated and paid in substantially equal installments in accordance with the Bank’s regular payroll practices and policies. Such compensation shall be reviewed, and may be adjusted, no less often than annually by the Board of Directors of the Company (the “Board”) or the Compensation Committee thereof (the “Committee”); provided that such compensation shall not be reduced unless part of a reduction uniformly applicable to all or substantially all similarly situated officers.
2.Sign-On Bonus. Executive will receive a sign-on cash bonus (the “Sign-On Bonus”) equal to $400,000, payable within twenty (20) days after the Start Date. If the Company terminates Executive’s employment on account of Cause (as defined below) pursuant to Section 4.3 hereof or if Executive terminates Executive’s employment pursuant to Section 4.6 hereof, then in either case, (a) if such termination occurs before the first anniversary of the Start Date, Executive must repay the full amount of the Sign-On Bonus within thirty (30) days of termination, or (b) if such termination occurs after the first anniversary of the Start Date but before the second anniversary of the Start Date, Executive must repay $200,000 of the Sign-On Bonus within thirty (30) days of termination.
3.Incentives, Benefits and Perquisites. Executive shall also be eligible to receive the following incentives, benefits and perquisites:
a.For periods beginning on and after January 1, 2027, participation in the Company’s Performance Based Rewards Plan, as the same may be amended, restated or replaced from time to time (the “PBRP”). For 2027, Executive’s target bonus will be 75% of the Base Compensation (with a threshold bonus of 37.5% of the Base Compensation and a maximum bonus (for achievement at the superior level) of 150% of the Base Compensation). The amount of potential payment under the PBRP for future years, as well as actual payments of PBRP incentives for each year shall be measured and calculated based upon annual performance goals and in a manner consistent with that applicable to similarly-situated executive officers of the Company and the Bank and shall be paid no later than 74 days after the completion of the performance period.
b.For periods beginning on and after January 1, 2027, grants and awards under the Company’s 2020 Long-Term Incentive Compensation Plan, as the same may be amended, restated or replaced from time to time (the “LTIP,” which reference shall include the terms of any individual incentive agreement issued thereunder). For 2027, the LTIP award will have a grant date value equal to the Base Compensation. As of the Start Date, Executive shall be awarded shares of the Company’s common stock, $5.00 par value per share (“Shares”), with a grant date value of $450,000 and the actual number of Shares to be based on the closing sales price of Renasant common stock on September 30, 2026, subject to the terms and conditions set forth in the Incentive Agreement evidencing such award and the terms of the LTIP, and substantially in the form attached hereto as Exhibit A. Other awards under the LTIP shall be on terms consistent with those applicable to similarly-situated executive officers of the Company and the Bank.
c.Not less than four weeks of paid annual leave, subject to the Company’s standard policies and practices, with usage, forfeiture, and accrual determination in accordance with such policies and practices.
d.An additional monthly payment in an amount mutually acceptable to the parties, which Executive agrees shall be applied solely for reasonable housing and similar or related expenses regularly incurred by her during any period in which she is performing services in Tupelo, Mississippi. Other amounts incurred by Executive for travel between Atlanta, Georgia, and Tupelo, Mississippi, shall be considered business expenses and paid or reimbursed consistent with the Company’s standard policies and practices.

e.Reimbursement or payment of dues and capital assessments for membership in the country club designated by Executive; provided that if any bond or capital or similar payment made by the Company is repaid to Executive, Executive shall promptly remit to the Company the amount thereof. Executive shall be responsible for the payment of all food minimums and other charges made upon the account, other than those related to business development activities undertaken for the benefit of the Company or the Bank that are submitted for reimbursement and documented in accordance with the Bank’s policy regarding such expenses.
f.A monthly car allowance of $1,000, subject to applicable taxes and the Company’s standard policies, and any other standard perquisites provided to Company similarly-situated employees, in accordance with and subject to applicable Company policies.
g.Reimbursement for reasonable and necessary business expenses incurred by Executive in carrying out duties hereunder, consistent with the Company’s standard policies and annual budget. The Company’s obligation to reimburse Executive hereunder shall be contingent upon the timely presentment by Executive of an itemized accounting of such expenditures in accordance with the Company’s policies.
Executive shall be eligible to participate in such plans, policies, and programs as may be maintained, from time to time, by the Company, the Bank or their affiliates for the benefit of senior executives or employees. Any such participation shall be determined in accordance with the specific terms and conditions of the documents evidencing any such plans, policies and programs. Executive agrees that nothing contained herein shall be deemed to require the Company, the Bank or any affiliate thereof to maintain any particular plan, policy or program for any particular period, and nothing shall be deemed to prohibit the amendment, modification, replacement or termination of any such plan, policy or program. References herein to a plan, policy or program or arrangement shall be deemed to include and refer to any amendment or successor thereto or replacement thereof.
3.Executive’s Representations and Acknowledgements:
Executive represents, warrants and covenants that Executive is not bound by any restriction, agreement, judgment or other limitation that restricts Executive from entering into this Agreement, and that Executive’s employment hereunder will not breach any agreement or obligation to which Executive is bound, including with a previous employer. Employee shall not disclose to the Company, the Bank or any affiliate thereof, or induce any of them, to use any confidential or proprietary information or materials belonging to any previous employers or others.
Executive acknowledges and agrees that any performance-based compensation, whether paid or payable under the PBRP, the LTIP or otherwise, shall be subject to adjustment, reduction or recovery in accordance with the terms of the Company’s Clawback Policy, as the same may be amended from time to time, and to the extent applicable, the terms of the LTIP. Executive further acknowledges and agrees that Executive shall be subject to the Company’s Insider Trading Policy, Policy on Hedging and Pledging Company Stock and Stock Ownership Guidelines, as each may be amended from time to time.
Executive agrees that she shall further perform Executive’s duties hereunder in a manner consistent with the policies and procedures of the Company and the Bank applicable to similarly situated officers and those policies and procedures generally applicable to the employees of the Company and the Bank.

4.Executive’s Termination of Service:
1.Condition Precedent. Except for the payment of the Mandated Amounts (as defined below), as a condition of the receipt of any payment or the provision of any benefit described in this Section 4, Executive shall timely execute and deliver to the Company a waiver and release, substantially in form attached hereto as Exhibit B, subject to such modification as the Company may deem necessary or appropriate, from time to time (a “Release”). Executive shall not execute and deliver such Release prior to Executive’s Separation Date (as defined below), and any payment due in consideration thereof shall be paid as provided herein, but no earlier than the date on which such Release shall become irrevocable in accordance with its terms and no later than 60 days after Executive’s Separation Date.
2.Termination on Account of Death or Disability. If Executive dies or becomes Disabled (as defined below), this Agreement and Executive’s employment shall terminate (the date of Executive’s termination for any reason, the “Separation Date”), and the Company shall provide or pay to Executive (or to Executive’s estate): (a) the Mandated Amounts; (b) any Accrued Cash Bonus (as defined below); and (c) any amount payable under the terms of the PBRP or LTIP, as the case may be (if any).
As used herein, the “Mandated Amounts” shall consist of (a) any Base Compensation accrued but unpaid as of Executive’s Separation Date; (b) any unpaid transportation benefit due through the Separation Date under Section 2.3(f); (c) any expenses eligible for reimbursement under Section 2.3(g) and incurred through Executive’s Separation Date but that have not been reimbursed as of the Separation Date; (d) vested accrued benefits under any Company employee benefit plan or program subject to the terms of the applicable benefit plan or program; and (e) any additional amounts or benefits required by law to be provided, which cannot be waived. Payment or provision of the Mandated Amounts shall be made at the time or times and in the form prescribed under the applicable governing documents or in accordance with governing law, as the case may be.
As used herein, the term “Accrued Cash Bonus” shall mean the amount payable, if any, under the PBRP for any completed fiscal year preceding the year in which Executive’s Separation Date occurs, which amount has not been paid as of Executive’s Separation Date; such amount, if any, shall be paid at the time such bonuses are ordinarily paid under the PBRP, but in no event later than 74 days after the completion of the performance period to which such Accrued Cash Bonus relates.
As used herein, the term “Disabled” or “Disability” or words of similar import shall mean that Executive is: (a) unable to engage in any substantial gainful activity due to a medically-determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 12 months, as determined by a physician appointed by the Company, or reasonably satisfactory to the Company; or (b) receiving benefits under the Company’s or an affiliate’s separate long-term disability plan for a period of at least three months as a result of a medically-determinable physical or mental impairment.
3.Involuntary Termination for Cause. This Agreement and Executive’s employment may be involuntarily terminated by the Company on account of Cause. In such event, the Company shall pay or provide to Executive the Mandated Amounts and shall have no further obligation hereunder.
In the event Executive’s termination is for Cause, the Board shall provide written notice to Executive, including a description of the specific reasons for its determination of Cause. Executive shall thereafter be afforded a reasonable opportunity to cure the events giving rise to Cause, to the extent the Board determines that such Cause is reasonably susceptible of cure. In the event Executive fails to timely cure such Cause to the satisfaction of the Board, or the Board determines that cure cannot be reasonably effected, the Board shall confirm that the actions or inactions of Executive constitute Cause as defined herein. As used herein, the term “Cause” shall mean and be deemed to have occurred if Executive:

a.Commits an intentional act of fraud, embezzlement, wrongful self-dealing or theft in the course of Executive’s employment or otherwise engages in any intentional misconduct, which in either case is injurious to the financial condition or business reputation of the Company or the Bank;
b.Commits intentional damage to the property of the Company or the Bank, which is injurious to the financial condition or business reputation of the Company or the Bank;
c.Is indicted for the commission of a felony or a crime involving moral turpitude;
d.Willfully and substantially refuses to perform the essential duties of Executive’s position;
e.Commits a material breach of this Agreement;
f.Violates any code of ethics, code of conduct or equivalent code or policy of the Company or the Bank applicable to Executive (including, without limitation, any harassment or discrimination policy then in effect), which causes (or may be reasonably expected to cause) material loss, damage or injury to the property or reputation of the Company or the Bank; or
g.Intentionally or recklessly violates any material provision of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any of the rules adopted by the Securities and Exchange Commission or any other governmental agency implementing the provisions of these laws.
No act or failure to act on the part of Executive shall be deemed “intentional” hereunder if it is due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by Executive not in good faith and without reasonable belief that such action(s) or omission(s) are in the best interest of the Company, the Bank or an affiliate thereof.
4.Executive’s Constructive Termination. Executive may terminate this Agreement and Executive’s employment on account of Constructive Termination (as defined below). In such event, the Company shall pay or provide to Executive:
a.The Mandated Amounts.
b.Any Accrued Cash Bonus.
c.A cash payment in an aggregate amount equal to the sum of: (i) Executive’s Base Compensation in effect prior to the Separation Date, determined without regard to any reduction thereof giving rise to Executive’s Constructive Termination, for the remainder of the Employment Term but not less than 12 months; and (ii) Executive’s target bonus payable under the PBRP for the year in which Executive’s Separation Date occurs (which amount shall be deemed to be 25% of Executive’s Base Compensation for 2026), prorated to reflect Executive’s period of service during such year; such aggregate amount to be paid in the form of a single-sum as of Executive’s Separation Date, subject to any delay required under the provisions of Section 5.3 hereof.
d.The vesting and settlement of any outstanding grant or award under the LTIP that would otherwise vest or be deemed free of restriction on account of an involuntary termination of employment, without Cause, as if Executive’s Constructive Termination hereunder constitutes such an event.
e.If Executive and/or Executive’s dependents timely elect to continue coverage under any group medical, dental or vision plan maintained by the Company, in accordance with Section 4980B(f)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) (other than a health flexible spending account under a self-insured medical reimbursement plan described in Code Section 125), the amount of the applicable continuation coverage premium therefor, payable on the first day of each month, for the lesser of the remainder of the Term or the actual period of such coverage for each such person, determined in accordance with Code Section 4980B.
As used herein, the term “Constructive Termination” shall mean, without Executive’s consent:
a.A material reduction after the Start Date (other than a reduction in pay uniformly applicable to all similarly situated executive officers of the Company) in the amount of Executive’s Base Compensation;
b.A material reduction in Executive’s authority, duties or responsibilities from those contemplated in Section 1.1 of this Agreement; provided that a change in title, unaccompanied by a material reduction in actual authority, duties or responsibilities, shall not give rise to a Constructive Termination hereunder;
c.A material breach of this Agreement by the Company;
d.A material change in the location at which Executive is required to perform Executive’s duties and responsibilities from that contemplated hereunder or later agreed with Executive; or
e.On or after a Change in Control (as defined in the LTIP), an election by the Company not to renew this Agreement in accordance with Section 1 hereof.
No event or condition described in this Section 4.4 shall be deemed to constitute a Constructive Termination unless: (i) Executive gives written notice of objection to such event or condition, which notice shall be provided no later than 30 days after Executive first knows, or should first know, of its occurrence; (ii) such event or condition is not reasonably corrected by the Company promptly after receipt of such notice, but in no event more than 30 days thereafter; and (iii) Executive thereafter separates from service, such separation occurring not more than 30 days following the expiration of the 30-day correction period described in clause (ii) hereof. For the avoidance of doubt, an election by the Company not to renew this Agreement in accordance with Section 1 hereof shall not be the basis for a Constructive Termination if the election occurs prior to a Change in Control.
5.Involuntary Termination by the Company, Without Cause. The Company may terminate this Agreement and Executive’s employment hereunder involuntarily, without Cause, upon 60 days’ prior written notice to Executive, or such shorter period as may be agreed upon by Executive and the Company. In such event, the Company shall provide to Executive those amounts and benefits described in Section 4.4 hereof, as if Executive’s Constructive Termination had occurred. The Company may instruct Executive to cease performing duties, or to perform only certain duties, during such notice period.
6.Termination by Executive. Executive may terminate this Agreement and separate from service hereunder, other than on account of Constructive Termination, upon 60 days’ prior written notice to the Company, or such shorter period as may be agreed upon by the Company and Executive. In such event, the Company shall pay or provide the Mandated Amounts and shall have no further obligation hereunder. The Company may instruct Executive to cease performing duties, or to perform only certain duties, during such notice period and, for the avoidance of doubt, such instruction will not give rise to a Constructive Termination.
7.Expiration of Agreement. If this Agreement shall expire by notice of nonrenewal by the Company in accordance with Section 1 hereof and Executive’s employment terminates at the end of the Employment Term coincident with such expiration, then Executive’s termination of employment shall be treated as a termination by the Company, without Cause under Section 4.5 hereof. If this Agreement shall expire by notice of nonrenewal by Executive in accordance with Section 1 hereof and Executive’s employment terminates at the end of the Employment Term coincident with such expiration, then Executive’s termination of employment shall be treated as a termination by Executive under Section 4.6 hereof. In either of the scenarios described above, the rights and obligations of the parties shall cease, except to the extent provided in Section 7.15 hereof.
If Executive continues to remain employed by the Company following the expiration of this Agreement, Executive’s employment will be deemed “at will”.
8.Return of Property. Upon the termination or separation of Executive’s employment from the Company for any reason, Executive (or Executive’s estate) shall promptly return to the Company all of the property of the Company, the Bank and their affiliates, including, without limitation, equipment, computers, mobile telephones, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above and any Confidential Information (as defined below) in the possession or under the control of Executive, regardless of the form in which maintained.
5.Change In Control:
5.1    Condition Precedent. Except for the payment of the Mandated Amounts, as a condition of the receipt of any payment or the provision of any benefit hereunder, Executive shall execute and deliver to the Company a Release. Executive shall not execute and deliver such Release prior to her Separation Date, and any payment due in consideration thereof shall be paid no earlier than the date on which such Release shall become irrevocable in accordance with its terms and no later than 60 days after Executive’s Separation Date.

Executive further acknowledges and agrees that any payment or benefit under this Section 5 shall be in lieu of, and not in addition to, any severance payment, separation pay or other benefit or cash award payable to Executive on account of her separation from service, whether under Section 4 of this Agreement or otherwise, such that there shall be no duplication of payments or benefits hereunder.

5.2    Executive’s Separation From Service In Connection With a Change in Control. If Executive separates from service with the Company and its affiliates on or during the 24-month period following a Change in Control, whether involuntarily without Cause (including on account of a non-renewal by the Company as described in Section 4.7 hereof), or on account of her Constructive Termination, the Company shall pay or provide to Executive:

a.    The Mandated Amounts.

b.    Any Accrued Cash Bonus as of the Executive’s Separation Date.

c.    A cash payment equal to 2.99 times the aggregate of Executive’s: (i) Base Compensation in effect prior to the Change in Control, determined without regard to any reduction thereof giving rise to Constructive Termination; and (ii) average bonus paid under the PBRP with respect to the Company’s two whole fiscal years preceding such Change in Control (or, if Executive has not received PBRP bonuses for two whole fiscal years, the average of Executive’s bonus for any whole fiscal year and the target opportunity under the PBRP immediately prior to the Change in Control or such target bonus opportunity if Executive has not received a bonus with respect to any whole fiscal year); such aggregate amount to be paid in the form of a single-sum as of Executive’s Separation Date, subject to any delay required to comply with the provisions of Section 5.1 hereof.

d.    If Executive and/or Executive’s dependents timely elect to continue group medical, dental or vision coverage within the meaning of Code Section 4980B(f)(2) with respect to a plan sponsored by the Company (other than a health flexible spending account under a self-insured medical reimbursement plan described in Code Section 125), the amount of the applicable continuation coverage premium therefore, payable on the first day of each month, for the lesser of 18 months or the period of coverage for each such person as determined in accordance with Code Section 4980B.

e.    Any outstanding award or grant shall vest, be deemed free of restriction or otherwise settled as provided under the terms the LTIP.

5.3    Limitation. Notwithstanding any provision of this Agreement to the contrary, if the aggregate of all payments and benefits due to Executive hereunder, including any payment or benefit provided to Executive under a separate plan or arrangement (collectively, the “Aggregate Payments”) would result in any such payment being a “parachute payment” within the meaning of Code Section 280G, such payments shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of such payments and benefits, as so reduced, shall be deemed to constitute an “excess parachute payment,” within the meaning of Code Section 280G. For this purpose:
a.The determination of whether any reduction in the Aggregate Payments is required hereunder shall be made at the expense of the Company and by the Company’s independent accountants or another independent accountant agreed upon by Executive and the Company. The Company shall cooperate with Executive in good faith in valuing, and the such accounting firm shall take into account the value of, services provided or to be provided by Executive (including Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the regulations under Code Section 280G), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the regulations under Code Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the regulations under Code Section 280G in accordance with Q&A-5(a) of the regulations under Code Section 280G.
b.In the event that any portion of the Aggregate Payments is required to be reduced hereunder, the reduction shall occur in the following order: (i) reduction of the amount payable under Section 5.2.c hereof; (ii) reduction of Executive’s Accrued Cash Bonus; and (iii) forfeiture of any grant or award under the LTIP. Within any of the foregoing categories, a reduction shall occur first with respect to amounts that are not deemed to constitute “deferral of compensation” within the meaning of and subject to Code Section 409A and then with respect to amounts that constitute the deferral of compensation, with such reduction being applied in each case to the payments in the reverse order in which they would otherwise be made (that is, later payments shall be reduced before earlier payments).
6.Limitations On Activities:
1.Consideration for Limitation on Activities. Executive acknowledges that the execution of this Agreement constitutes consideration for the covenants contained herein, the sufficiency of which is hereby acknowledged by Executive.
2.Confidential Information. Executive recognizes and acknowledges that from and after the date hereof and at all times thereafter, Executive will have access to or possess confidential, proprietary, non-public information concerning the Company, the Bank, their affiliates (collectively, the

“Protected Entities”), whether or not considered a “trade secret” under applicable law (“Confidential Information”), which may include, without limitation: (a) books, records and policies relating to operations, finance, accounting, personnel and management; (b) information related to any business entered into by the Protected Entities; (c) credit policies and practices, databases, customer and prospective customer lists, depositor and prospective depositor lists, and information obtained on competitors and tactics; (d) various other non-public trade or business information, including business opportunities and expansion or acquisition strategies, marketing, business diversification plans, methods and processes; and (e) retail marketing and operating policies and practices, including, without limitation, policies and practices concerning the identity, solicitation, acquisition, management, resale or cancellation of unsecured or secured credit card accounts, loan or lease accounts, other accounts relating to consumer products and services and depository arrangements.
Executive agrees that Confidential Information is the property of and owned by the Company and the Bank. Executive further agrees that she will not, whether during the Employment Term or at any time afterwards, make any independent use of, or disclose to any other person or organization, any Confidential Information, except: (a) as may be customarily required in the course of Executive’s employment with the Company and the Bank; (b) as may be expressly authorized by the Company; (c) as may be required by law or legal process; or (d) if and to the extent such information shall have become public information, other than on account of Executive’s breach of this covenant. Notwithstanding the foregoing, Executive shall furnish to the Company not less than five business days prior to any disclosure required by legal process, or such shorter period as may be necessitated by facts and circumstances, written notice of such process, including a copy of all relevant documents, and shall cooperate with the Company to object to or to limit such disclosure or to place such disclosure under seal, at the Company’s sole expense.
For the avoidance of doubt, nothing in this Agreement prohibits or restricts (or should be interpreted to prohibit or restrict) Executive (or Executive’s attorney) from reporting truthfully and in good faith to, or responding to any inquiry by, any federal, state, or local agency or regulatory authority or self-regulatory authority, including, without limitation, the Securities & Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission or the National Labor Relations Board, about a possible violation of law or regulation or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations. Furthermore, Executive shall not be required to obtain the Company’s or the Bank’s prior authorization to make any such reports or disclosures, nor is Executive required to notify the Company or the Bank that Executive has made any such reports or disclosures.
Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive is further notified that if Executive files an action for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in a proceeding if Executive: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.
3.Non-Solicitation. Executive agrees that during the 24-month period commencing on the Separation Date (regardless of the reason therefor), Executive shall not, directly or indirectly, for her own benefit, on behalf of another, or to the Company’s or the Bank’ detriment:

a.Solicit for any business purpose, hire or offer to hire, or participate in the solicitation or hiring of, any officer or employee of the Company or the Bank; for this purpose, the term “officers and employees” shall include any officer or employee of the Company or the Bank as of Executive’s Separation Date or during the six-month period preceding Executive’s Separation Date;
b.Persuade, or attempt to persuade, in any manner any officer, employee, agent or consultant of the Company or the Bank to discontinue any relationship with the Company or the Bank, as applicable; or
c.Solicit or divert, or attempt to solicit or divert, any customer or depositor of the Bank, as determined during the 24-month period preceding Executive’s Separation Date, including any prospective or potential customer or depositor of the Bank with respect to which the Bank has expended material efforts to solicit before Executive’ Separation Date.
4.Non-Competition. Executive agrees that, during the 24-month period commencing on the Separation Date in respect of a separation described in Section 5.2 hereof and during the 12-month period commencing on the Separation Date in respect any other reason therefor, Executive shall not, whether as an employee, officer, director, shareholder, owner, partner, joint venturer, independent contractor, consultant or in another managerial capacity, engage in the Banking Business within the Restricted Area. For purposes of this Section 6.4, the term “Banking Business” shall mean the management and/or operation of a retail bank or other financial institution or securities brokerage. The term “Restricted Area” shall mean the 50-mile radius of any geographic location in which the Bank has a full-service retail branch or a loan production office on Executive’s Separation Date. The parties agree that Executive’s ownership of not more than 5% of the equity securities of any financial institution shall not constitute a breach of this covenant, provided that Executive is solely an investor with respect thereto.
5.Business Reputation. Executive agrees that during the Employment Term and at all times thereafter, Executive shall refrain from making or publishing any adverse, untrue or misleading statement which has, or may reasonably be anticipated to have, the effect of demeaning the name or business reputation of the Company or the Bank, except to the extent true and required by law or legal process.
6.Reformation. The parties agree that each of the covenants set forth herein is intended to constitute a separate restriction. Should any covenant be declared invalid or unenforceable, such covenant shall be deemed severable from and shall not affect the remainder thereof. The parties further agree that each of the covenants contained herein is reasonable in both time and geographic scope. If and to the extent a court of competent jurisdiction or an arbitrator, as the case may be, determines that any of the covenants is unreasonable, then it is the intention of the parties that such covenant or covenants be enforced to the fullest extent that such court or arbitrator deems reasonable and that this Agreement shall be deemed reformed to the extent necessary to permit such enforcement.
7.Remedies.  In the event of a breach or threatened breach by Executive of the provisions of this Section 6, Executive agrees that the Company shall be entitled to seek a temporary restraining order or a preliminary injunction without the necessity of posting bond in connection therewith, whether in a court of law or by means of arbitration, in the Company’s discretion. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedy available to it for such breach or threatened breach, whether in law or equity, including the recovery of damages from Executive.
Executive further agrees that upon the issuance of a temporary restraining order, the Company may, in its discretion, suspend any payments or benefits due to Executive or Executive’s dependents under this Agreement; provided that such payments shall be resumed when the Company reasonably determines that such breach or threatened breach has been corrected or cured, to the extent that such breach is susceptible of correction or cure. The Company shall provide to Executive written notice of the events giving rise to Executive’s breach or threatened breach of the provisions of this Agreement, including a statement as to whether the Company reasonably believes that such breach or threatened breach is susceptible of cure, at least two business days before seeking a temporary restraining order hereunder. Thereafter, Executive may correct such breach or threatened breach to the reasonable satisfaction of the Company; provided that if Executive fails to correct such breach or threatened breach within such two-day period, nothing contained herein shall preclude or delay the Company’s ability to seek a temporary restraining order hereunder.
7.General:
1.Limitations on Payment. Notwithstanding any provision of this Agreement to the contrary:
a.No amount shall be payable hereunder if otherwise prohibited under Section 18(k) of the Federal Deposit Insurance Act (the “FDIA”).
b.If Executive is suspended or temporarily prohibited from the conduct of the Bank’s business and affairs under Section 8(e)(3) or 8(g)(1) of the FDIA, the obligations of the Bank hereunder shall be suspended, unless stayed by appropriate proceedings. If such prohibition is later dismissed, the obligations of the Bank hereunder shall be reinstated to the extent permitted by applicable law.
c.If the Bank is deemed in default under Section 3(x)(1) of the FDIA, all obligations hereunder shall be deemed terminated, except as to the vested rights of the parties hereto.
d.If the FDIC is appointed as receiver or conservator of the Bank, the Bank may terminate this Agreement, except as to any vested right of Executive hereunder; provided that any such vested right shall be subject to limitation or modification consistent with the authority of the FDIC.
e.If the FDIC shall require a transaction under Section 13(f) or 13(k) of the FDIA, the Bank may terminate this Agreement and its obligations hereunder, except as to any vested right of Executive.
f.No amount payable hereunder that requires the consent or concurrence of the FDIC or other bank regulator shall be made until such consent or concurrence shall be obtained, and all obligations under this Agreement shall further be subject to forfeiture, limitation or modification to the extent required by law.
2.Mitigation Not Required. As a condition of any payment hereunder, Executive shall not be required to mitigate the amount of such payment by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive under this Agreement.
3.Enforcement of This Agreement. In addition to the equitable remedies provided under Section 6 hereof, which need not be exclusively resolved by arbitration, in the event that any legal dispute arises in connection with, relating to, or concerning this Agreement, or in the event of any claim for breach or violation of any provision of this Agreement, Executive agrees that such dispute or claim will be resolved by arbitration. Any such arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association (“AAA”) concerning the resolution of employment disputes. Any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of the Executive and the Company (or the arbitrator will be selected in accordance with the rules of the AAA). All determinations of the arbitrator will be final and binding upon the Executive and the Company. Except as provided in Section 7.4 hereof, each party to the arbitration proceeding will bear its own fees and costs in connection with such arbitration proceedings, except that unless otherwise paid by the Company in accordance with such section, the costs and expenses of the arbitrator will be divided evenly between the parties. The venue for any arbitration proceeding and for any judicial proceeding related to this arbitration provision (including a judicial proceeding to enforce this provision) shall be in Tupelo, Mississippi.

4.Attorneys’ Fees. In the event of a dispute in connection with this Agreement, all costs, fees and expenses, including attorneys’ fees, of any litigation, arbitration or other legal action incurred by Executive with respect to which Executive substantially prevails shall be reimbursed by the Company, without interest thereon.
5.No Set-Off or Defense. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to Executive provided for in this Agreement. Executive’s claim that the Company has breached this Agreement shall not constitute a justification or defense for Executive’s breach of any provision hereof.
6.Assistance with Litigation. For a period of two years after Executive’s Separation Date, Executive shall furnish such information and provide such assistance as may be reasonably necessary in connection with any litigation in which the Company (or an affiliate) is then or may become involved, without the payment of a fee or charge, except reimbursement of Executive’s direct expenses.
7.Headings. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
8.Entire Agreement. This Agreement and the exhibits hereto constitute the final and complete understanding and agreement among the parties hereto with respect to the subject matter hereof and extinguishes any other promise of employment or compensation. There are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein.
9.Amendments. This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.
10.Choice of Law. The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Mississippi applicable to contracts made to be performed wholly within such state, without regard to the choice of law provisions thereof.
11.Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent in another manner, in each case as follows:

If to Executive:	If to the Company or its affiliates:
Most Recent Address on	Renasant Corporation
File with the Company	209 Troy Street
Tupelo, MS 38804
Attn: General Counsel

or to such other addresses as a party may designate by notice to the other party.
12.Successors; Assignment. This Agreement is personal to Executive and shall not be assigned by Executive without the prior written consent of the Company. This Agreement will inure to the benefit of and be binding upon the Company, its affiliates, successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Company’s assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined.
This Agreement will inure to the benefit of and be binding upon Executive, Executive’s heirs, estate, legatees and legal representatives. Any payment due to Executive hereunder after Executive’s death shall be paid to Executive’s surviving spouse, or if Executive is not survived by a spouse, to Executive’s estate after her death.
13.Severability. Each provision of this Agreement is intended to be severable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not contained herein. Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Agreement without such provision.
14.Withholding. The Company or an affiliate may withhold from any payment or benefit hereunder any federal, state or local taxes required to be withheld or authorized by Executive.
15.Survival. Notwithstanding any provision of this Agreement to the contrary, the obligation of the Company to make any payment or provide any benefit as of Executive’s Separation Date under Section 4 or 5 hereof shall survive the termination or expiration of this Agreement. The covenants and remedies imposed under Section 6 hereof shall remain operative and in full force and effect in accordance with their terms, regardless of the expiration or termination of this Agreement or Executive’s separation from employment hereunder. The parties further agree that the provisions of this Section 7 shall survive the termination or expiration of this Agreement for any reason.
16.Waiver. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.
17.Code Section 409A. To the extent applicable, the parties intend that this Agreement shall be interpreted and construed in a manner consistent with the applicable provisions of Code Section 409A, including any regulations or other guidance promulgated thereunder. For purposes thereof: (a) each payment under this Agreement shall be treated as a separate payment; (b) the exclusions for short-term deferrals and payments on account of involuntary termination of employment shall be applied to the fullest extent applicable; (c) payments to be made upon a termination of employment or on account of Executive’s Separation Date that are deemed to constitute deferred compensation within the meaning of Code Section 409A shall be made upon Executive’s “separation from service” as determined thereunder; (d) any reference herein to the termination of Executive’s employment or to Executive’s termination date or words of similar import shall mean and be deemed to refer to the date of Executive’s “separation from service” within the meaning of Code Section 409A; (e) if Executive is a “specified employee” within the meaning of Code Section 409A, payments that are deemed to constitute deferred compensation within the meaning of Code Section 409A and that are payable on account of Executive’s separation from service, shall be delayed for six months as required under Code Section 409A, and shall be made when first permitted, without liability for interest or loss of investment opportunity thereon; (f) with respect to the deemed “deferred compensation” within the meaning of Code Section 409A, all reimbursements and in-kind payments to be provided hereunder during one calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (g) any reimbursement of an eligible expense shall be made promptly after proper substantiation of such expenses, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit; and (h) any amount due hereunder that may be paid in one of two calendar years shall be paid in the second such year.
18.Construction. The language in all parts of this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party. In drafting this Agreement, Executive has been represented by counsel of Executive’s choosing, and the terms of this Agreement have been fully negotiated by the parties hereto. The parties agree that, in the event of any ambiguity, this Agreement should not be construed against the Company solely as a result of being drafted by counsel for the Company.

19.Execution. This Agreement may be executed in any number of separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Facsimile or “PDF” transmissions of any executed original document and/or retransmission of any executed facsimile or “PDF” transmission shall be deemed to be the same as the delivery of an executed original.
[Signature Page Follows]

THIS EXECUTIVE EMPLOYMENT AGREEMENT has been executed by the parties hereto as of the dates set forth below, to be effective as provided herein.

RENASANT CORPORATION		EXECUTIVE
By:	/s/ Kevin D. Chapman		/s/ Catherine Mealor
	Kevin D. Chapman, President and Chief Executive Officer		Catherine Mealor
Date:	August 25, 2026	Date:	August 25, 2026

Exhibit A – Incentive Agreement
Exhibit B – Form of Waiver and Release

EXHIBIT A
INCENTIVE AGREEMENT
RENASANT CORPORATION
2020 LONG-TERM INCENTIVE COMPENSATION PLAN
NOTICE OF 2026 RESTRICTED STOCK AWARD (Time-Based Shares)

Name: [[FIRSTNAME]] [[MIDDLENAME]] [[LASTNAME]]
Award Date: [[GRANTDATE]]
Number of Award Shares: [[SHARESGRANTED]]
Service Period: October 5, 2026 – October 5, 2028

The Compensation Committee of the Board of Directors of Renasant Corporation (the “Company”), which administers the Renasant Corporation 2020 Long-Term Incentive Compensation Plan, as amended (the “LTIP”), has awarded to you shares of the Company’s $5.00 par value common stock (“Common Stock”), subject to the terms and conditions set forth below (your “Award”). This Notice is intended to provide you with the material terms and conditions of your Award and is qualified in its entirety by the terms of the LTIP. A copy of the prospectus for the LTIP is available through your participant portal at https://em.certent.com/EM/Account/Login; you can obtain the complete LTIP documents by contacting Chandra Kidd at (601) 705-1157 or at chandra.kidd@renasant.com. Unless otherwise defined, capitalized terms used below have the meanings ascribed to them in the LTIP.

1.    Award. As of the Award Date (specified above), the Company has issued in your name the number of shares of Common Stock specified above (your “Award Shares”). During the Service Period (specified above), your Award Shares cannot be sold, assigned, transferred, pledged, hypothecated, mortgaged or otherwise disposed of, whether voluntarily or involuntarily, by operation of law or otherwise (the “Forfeiture Restrictions”). Award Shares are issued in book entry form and may be certificated only after the shares vest and the Forfeiture Restrictions lapse.

2.    Nature of Ownership; Shareholder Rights. During the Service Period, you will possess the right to vote your Award Shares and receive dividends in respect of these shares as and when declared by the Company’s Board of Directors, whether paid in the form of cash or Common Stock; provided that Common Stock issued in respect of a dividend, if any, will be subject to the limitations set forth in this Notice. All other shareholder rights, including the right to receive a liquidating or similar distribution if the Company were liquidated or dissolved, will be applicable after your Award is vested and settled.

3.    Settlement. Subject to your continuous employment in good standing with the Company or an affiliate, your Award will settle ratably over the Service Period in two yearly installments, with settlement occurring on the first business day following each of the first and second anniversaries of the Grant Date. When an Award, or portion thereof, is settled, the Forfeiture Restrictions will no longer apply to the applicable Award Shares, although the shares may be subject to the further holding period described in paragraph 7 of this Notice.

4.    Separation From Service. If you Separate From Service (as defined in the LTIP) before the end of the Service Period, your Award Shares will be forfeited to and cancelled by the Company, without any compensation or payment. Notwithstanding the foregoing, if your separation is on account of your death, Disability, Retirement or your separation is involuntary without Cause (each as defined in the LTIP), your Award Shares will be settled on a prorated basis, based upon the duration of your employment during the Service Period.

5.    Change in Control. If a Change in Control (as defined in the LTIP) is consummated during the Service Period, your Award Shares will be settled (as described in paragraph 3 above) as of the earlier of the end of the Service Period (provided that you remain continuously employed and in good standing) or as of the date of your Permitted Separation. The term “Permitted Separation” means that during the 24-month period following the consummation of a Change in Control, your Separation From Service is involuntary, other than on account of Cause (including Good Reason as contemplated under the LTIP). For avoidance of doubt, nothing contained in this Notice is intended to modify the provisions of paragraph 4, which will be applicable in the event of your death, Disability, Retirement or involuntary separation without Cause following a Change in Control.

6.    Taxes. When settled, the Fair Market Value (as defined in the LTIP) of your Award Shares is considered compensation and is subject to withholding for all federal, state and local income and employment taxes required by law to be withheld. Unless you make other arrangements satisfactory to the Company, the Company will withhold the number of your Award Shares having a Fair Market Value equal to the remaining amount of your withholdings. The amount of your withholdings will be determined using the applicable supplemental wage rate for Federal income taxes, applicable employment tax rates, and your state’s maximum marginal income tax rate, unless the Company agrees in advance to use different rates.

You may elect under Section 83 of the Internal Revenue Code to accelerate the payment of tax to the Award Date (a time when the value of the Award Shares may be less). This election must be made and filed with the Company and the Internal Revenue Service no later than 30 days after the Award Date. You should consult your own tax advisor to determine whether you would benefit from this election and to obtain a full description of the necessary procedures.

7.    Further Holding Period. If you are subject to reporting under Section 16 of the Securities Exchange Act of 1934, as amended, a further holding period applies to your Net Shares. The purpose of the holding period is to ensure that your Net Shares will be retained, enhancing the alignment of your financial interests and the financial interests of the Company. The further holding period begins on the date your Award, or portion thereof, settles and ends 24 months later. During the period, your Net Shares may not be sold, pledged, mortgaged, assigned or transferred, although the shares will no longer be subject to forfeiture. The further holding period will be subject to early termination in the event of your death or Disability or if a Change in Control occurs. The term “Net Shares” means the number of your Award Shares that have been settled, net of the number of shares withheld by the Company for purposes of satisfying your withholding obligations (as described in paragraph 6).

8.    Employment Rights. Nothing contained in this Notice or the LTIP confers on you any right to continue in the employ of the Company or any affiliate or to be employed in a particular position or at a particular rate of compensation.

9.    Additional Requirements. Your Award and Common Stock acquired hereunder are subject to the terms of this Notice and certain additional requirements, including the following:

    a.    The terms of the LTIP, some of which are omitted from this Notice.

b.    Common Stock issued hereunder may bear such legends as the Compensation Committee or the Company deems necessary or appropriate, whether to comply with applicable federal or state securities laws or to reflect the terms of this Notice or the LTIP, including the further holding period described above.

EXHIBIT B1
[FORM OF] WAIVER AND RELEASE
Notice Date:
Separation Date:
THIS WAIVER AND RELEASE (the “Release”) is made in consideration and as a condition of the receipt of the separation payments described in that certain Executive Employment Agreement entered into by and between Renasant Corporation (with its subsidiaries, affiliates, divisions and operating units, collectively, the “Company”), and Catherine Mealor (“Executive”), (the “Employment Agreement”), the sufficiency of which is acknowledged (the “Consideration”).
1.Executive understands that signing this Release is an important legal act; in connection with such execution, Executive:
a.Acknowledges that Executive has been advised to consult an attorney before signing this Release and that Executive has done so.
b.That Executive has had 21/45 calendar days after the Notice Date (above) to consider whether to sign this Release, without alteration, and return it to the Company in accordance with the notice provisions set forth in the Employment Agreement, and that if Executive executes and delivers this Release before the expiration of the 21/45-day period, Executive will be deemed to have waived the balance of the period. Executive agrees that any negotiation or modification of this release shall not extend such 21/45-day period.
c.Acknowledges that Executive has been given an opportunity to review this Release, that Executive fully understand its provisions, and that Executive has voluntarily entered into this Release.
d.Understands that Executive may revoke this Release by providing written notice to the Company by hand delivery or by U.S. mail, postage prepaid in accordance with the notice provisions of Executive’s Employment Agreement, during the seven-day period following its execution; thereafter, this Release shall be irrevocable. Executive acknowledges that if this Release is revoked, the Company shall have no obligation to provide the Consideration, and that the Company shall have no obligation to pay the Consideration until this Release shall become irrevocable in accordance with its terms.
e.Acknowledges that payment of the Consideration is voluntary on the part of the Company and is not required by any legal obligation of the Company, other than under the terms of the Employment Agreement and this Release.
f.Agrees that if this Release is not executed and delivered to the Company before the end of the 21/45-day period described in subsection b hereof, the Company’s obligation in respect of the payment of the Consideration shall be deemed void and of no effect.
g.Agrees that this Release shall not be executed and delivered to the Company before Executive’s Separation Date (above).
1 Subject to further review and update.

2.Executive, on her behalf and on behalf of her heirs, successors and assigns (collectively, the “Releasing Parties”), hereby releases and discharges the Company, including their respective past, present, or future parents, subsidiaries and affiliates, regardless of the form of entity in which maintained, shareholders, officers, directors, managers, members, owners, agents, trustees, administrators, insurers, attorneys, employees, and employee benefit plans or funds and fiduciaries, including any predecessors, successors and/or assigns thereto (collectively, the “Parties Released”), from any claims, demands, causes of action and liabilities of any kind (including attorneys’ fees and costs), whether based in law or equity, whether contractual, common-law, statutory, federal, state, local, or otherwise, whether known or unknown, and whether arising by reason of any act, omission, transaction or occurrence, which the Releasing Parties had, may now have, or hereafter may have, against the Parties Released up to and including the date of the execution of this Release, other than the claims expressly retained as provided in Section 3 below. Without limiting the generality of the foregoing, the Releasing Parties hereby specifically release and discharge the Parties Released from:
a.Any claims relating to Executive’s employment with Parties Released, including any consideration payable with respect thereto or the termination thereof, the terms and conditions of such employment, employee benefits related to such employment, and Executive’s separation from such employment, and/or any of the events relating, directly or indirectly, to or surrounding Executive’s separation, including, but not limited to, claims for discriminatory, wrongful or retaliatory discharge, breach of contract, tort, defamation, slander, and emotional distress; and
b.Any claims of discrimination, harassment, whistle blowing or retaliation in connection with Executive’s employment, whether arising under federal, state or local law, including, without limitation, all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Rehabilitation Act of 1973, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended, the Sarbanes-Oxley Act of 2002, the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers’ Benefit Protection Act of 1990, as amended.
3.Notwithstanding the generality of Section 2 hereof, Executive does not waive or release: (a) any right or claim arising after the date on which Executive executes this Release; (b) ordinary claims for benefits accrued and vested or due as of Executive’s Separation Date or thereafter under any benefit plan subject to ERISA or other benefit plan or arrangement sponsored and maintained by the Company in which Executive participated; (c) any compensation or benefit due to Executive under the Employment Agreement on account of separation; (d) any claim for compensation due under applicable law that cannot be waived as a matter of policy; and (e) any claim for indemnification, whether under the Company’s or the Company’s governing documents, any policy of insurance issued to the Company or the Company or applicable law.
4.Should any of the provisions set forth in this Release be determined to be invalid by a court or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Release.
5.Nothing contained herein shall be deemed to prevent Executive from filing a charge or complaint, including a challenge to the validity of this Release, with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC; provided that Executive understands and agrees that Executive shall not be entitled to any damages or other type or form of award relating to any event that occurred prior to Executive’s execution of this Release.

6.Executive further agrees that in the event of Executive’s material breach of this Release, in addition to any other legal or equitable remedy, the Company shall be entitled to recover any payments made under the Employment Agreement, subject to any restrictions on such recovery or as may be imposed under applicable law or as may be required to ensure that this Release is and remains valid and enforceable.
7.Executive agrees that the general provisions of Section 7 of the Employment Agreement, including the arbitration provisions thereof, shall be deemed incorporated herein by this reference and shall be and remain in full force and effect.

CATHERINE MEALOR	WITNESS:
By:
Date:	Print Name:
Date: